                                                                   Exhibit 10.5




                           EXECUTIVE EMPLOYMENT AGREEMENT

                             DATED AS OF JULY 31, 1998

                                   BY AND BETWEEN

                       PACIFIC GUARANTEE MORTGAGE CORPORATION

                                        AND

                                 WILLIAM D. OSENTON











Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted text has been marked with a bracketed asterisk ("[*]") and has been filed separately with the Securities and Exchange Commission.

                           EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is dated as of July 31, 1998 by and between PACIFIC GUARANTEE MORTGAGE CORPORATION, a California corporation ("PGM"), and WILLIAM D. OSENTON ('"Osenton").

     WHEREAS, prior to the date of this Agreement, Osenton was a shareholder of PGM;

     WHEREAS, on even date herewith, PGM entered into that certain Purchase and Sale Agreement dated July 23, 1998 (the "Purchase Agreement") between Osenton and Bruce P. Barbera ("Barbera"), as sellers, and Prism Mortgage Company, an Illinois corporation ("Prism"), as purchaser thereunder pursuant to which Prism has purchased all of the shares of PGM;

     WHEREAS, upon consummation of the transactions contemplated by the Purchase Agreement, Prism will be the majority shareholder of PGM;

     WHEREAS, PGM desires to retain the services of Osenton as an employee of PGM and, to that end, desires to enter into this contract of employment with Osenton, upon the terms and conditions herein set forth; and

     WHEREAS, Osenton desires to be employed by PGM upon such terms and conditions, and acknowledges that such terms and conditions, including but not limited to the covenants contained in Section 7 hereof, constitute material inducements for Prism to enter into and effect the transactions contemplated in the Purchase Agreement and for PGM to employ Osenton pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the above recitals, the promises and covenants herein contained, Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   DEFINITIONS.

          (a) "AFFILIATE". The term "Affiliate", as the term is used herein, shall mean any person or entity: (i) which owns a voting interest in PGM;
     (ii) in which PGM owns a voting interest; or (iii) in which a voting interest is owned directly or indirectly by Prism.

          (b) "BUSINESS". The term "Business", as the term is used herein, shall mean PGM's residential mortgage lending and brokerage operations, as well as all secondary market transactions conducted by PGM.

          (c) "MARKET". The term "Market", as the term is used herein, shall mean all areas in which PGM or its Affiliates, including Prism, while this Agreement is in effect, conduct any of their residential mortgage operations, and where they maintain branches or Net Branches.

          (d) "NET BRANCHES" shall mean PGM branch operations operating under a "PGM Branch Operators Agreement" as in effect on the date of this Agreement, which branches are licensed and authorized to conduct the Business and in which the responsibility and compensation to the Branch Manager are as set forth in the PGM Branch Operators Agreement as in effect as of the date of this Agreement.

          (e) "NORTHERN CALIFORNIA" shall be defined as those counties in California north of and including Salinas and Monterey counties.

          (f) "PGM MANAGED BRANCH" shall mean offices other than Net Branches operated directly by PGM.


          (g) "PGM'S MORTGAGE BANKING NET INCOME" shall include all service release premiums, incentive income, gain on sale income, interest income, income generated as a result of bulk sales, assignment of trade or co-issuer transactions and all similar income generated from the sale of loans in the secondary market and shall be computed on a product by product basis by calculating the total gross revenues generated by each product for PGM and Purchaser and its Affiliates. Such gross revenue shall be allocated as PGM Mortgage Banking Net Income based on (i) [*] ratio of the [*] the Purchaser or its Affiliates relative to the [*] Purchaser and its Affiliates (including the PGM loans), (ii) multiplied by [*] from which total is sub-tracted all mortgage banking expenses incurred in connection with such revenues allocated to PGM based on the ratio of [*] PGM and funded by PGM or Purchaser relative to [*] Purchaser and its Affiliates (including PGM Loans), adjusted by subtracting (i) all hedging costs allocated to PGM based on the [*] Purchaser and PGM to the [*] Purchaser and its Affiliates (including PGM) taking into account [*] compared to [*]
     (ii) any costs and expenses associated with any repurchase obligations of PGM, and (iii) any special fees paid to or reduced premiums received from purchasers of loan product of PGM or Purchaser due to [*] such loans by PGM [*], and adjusted further by adding or subtracting any [*] reflected on the rate sheet of PGM distributed to its loan officers vis-a-vis the rate sheets of Purchaser and its Affiliates distributed to their loan officers.



     If PGM retains underwriting and closing operations [*].



     By way of example, assume PGM [*] of $500 Million [*] of $200 Million [*] of $300 Million, that the mortgage banking operations [*] $250 Million [*]
$300 Million [*] and $500 Million [*] Assume further Purchaser and its Affiliates [*] of $10 Million [*] $5 Million in [*] and $15 Million [*] $1 Million in hedging costs [*] $10 Million in mortgage banking operating expenses [*] 3,000 loans [*].



     If PGM does not retain underwriting and closing:


PGM Mortgage Banking Net Income would equal [*]


     [*] ($500 Million/$750 Million x $10 Million)
          ($200 Million/$500 Million x $5 Million)



     [*] ($300 Million/$800 Million x $15 Million)]



     [*] [3,000/10,000 x $10 Million] - [$1 Billion/$2.05 Billion x $1 Million)]



     [*]  [$6,666,666.66 + 2,000,000 + $5,625,000] - [$3,000,000 - $487,804]



     [*] $10,803,862



     If PGM retains underwriting and closing:

     [*] [($500 Million/$750 Million x $10 Million) +
           ($200 Million/$500 Million x $5 Million)
     [*] ($300 Million/$800 Million x $15 Million)]



      [*] [3,000/10,000 x ($10 Million - 3,000/10,000 x $2 Million))]



      [*] [$1 Billion/$2.05 Billion x $1 Million]



      [*] [$6,666,666.66 + 2,000,000 + $5,625,000]



      [*] [3/10 x ($10 Million - $600,000] - [$487,804]



      [*] $14,291,666 - ($2,820,000) - ($487,804)



      [*] $10,983,862*



  *[*] underwriting and closing [*] would then be [*]



          (h) "PGM NET INCOME" shall equal PGM's pretax Mortgage Banking Net Income plus all other pre-tax income generated by the PGM Operations calculated in accordance with GAAP, including, without limitation, revenues from loan origination including underwriting and other fee income, minus all operational, administrative and out-of-pocket expenses including, without limitation, all underwriting and closing costs in California, directly associated with the operation of PGM included in the expenses and subtracted from revenues in computing PGM Net Income and all indirect or other expenses of Purchaser and its Affiliates to the extent they are associated with services provided to PGM and apply to PGM Operations (including, without limitation, accounting, financial, legal and other services relating to the provision of technology, human resources, accounting, insurance and national marketing and otherwise provided by national senior management) allocated to or on behalf of PGM based on the ratio of [*] compared to [*]. In no event shall [*] the purchase contemplated hereby (other than [*]) be deemed to constitute direct or indirect charges to PGM for the purpose of this definition.


          (i) "PURCHASER NET INCOME" shall mean all pre-tax net income of Purchaser and its Affiliates including all PGM Net Income.

          (j) "PGM OPERATIONS" shall mean all operations of PGM existing as of the Closing plus (i) all other operations of PGM located in Northern California which may be opened after the Closing (including new branches and/or acquisitions), (ii) any new operations (i.e., not acquisitions) in California which are opened by PGM after the Closing, (iii) any existing Net Branches which are operated by PGM throughout the United States, (iv) any conversions to PGM Managed Branches of new or existing Net Branches that at the time of such conversion have been opened for two (2) years or more, (v) the joint venture to be established with Keystroke and (vi) any other operations of a PGM Joint Venture created for assisting in loan origination and processing for which PGM is a processing agent and which is expressly approved as a PGM Operation by Purchaser in writing, in its reasonable discretion.

          (k) "PGM POST TAX NET INCOME" shall mean PGM Net Income minus all payments of taxes on all distributions to pay taxes of Sellers and other shareholders of PGM Purchasers.

     2.   EMPLOYMENT TERM.

          (a) INITIAL TERM. The Term of this Agreement ("Term") shall commence on the date hereof, and shall end on the last day of May, 2003, unless otherwise terminated as set forth herein.

          (b) RENEWAL TERM(s). To the extent Osenton remains employed by PGM or Prism, is not in default hereunder and desires to continue fulfilling the responsibilities set forth in Section 3 hereof, this Agreement may be renewed, upon the terms and conditions set forth herein, for consecutive one (1) year periods ("Renewal Term(s)") upon the mutual agreement of the parties hereto at least ninety (90) days prior to the expiration of the Term or the then current Renewal Term. Compensation for such Renewal Terms shall be negotiated within such ninety (90) day period prior to the expiration of such Term or Renewal Term of this Agreement.

     3. MANAGEMENT RESPONSIBILITIES AND OTHER DUTIES. Osenton shall serve as President and, together with the other officers of PGM, and subject to the Board's control and direction, shall be responsible for the management of the day-to-day operations of the Business. Osenton shall devote substantially all of Osenton's time during business hours (reasonable sick leave and vacations excepted), and shall use his best efforts, to fulfill faithfully, responsibly and to the best of his ability, his duties to PGM. Other than those decisions requiring board or shareholder consent or approval under PGM's articles of incorporation, by-laws or applicable state law, or customarily made by the board of directors or the shareholders, and subject to the Board's control and direction, Osenton shall have managerial duties substantially similar to the managerial duties which were rendered by Osenton to PGM during the twelve
(12) month period immediately preceding the date of this Agreement, and shall include, but not be limited to: the day-to-day operation, development and growth of PGM's business, origination of mortgage loans, management of the Business, maximization of PGM's profits, and other such duties and responsibilities as shall be reasonably set forth by the Board, from time to time.

     4. MANAGEMENT DISCRETION. Without limiting the foregoing, and subject to the oversight of the Board's control and direction, the senior officers of PGM shall have the authority to retain all current PGM employees in their present positions, subject to their annual review, PROVIDED THAT nothing herein shall be deemed to cause such employees to be deemed third-party beneficiaries of this Agreement.

     5.   COMPENSATION.

          (a) SALARY. During each calendar year of this Agreement, in addition to any amounts due Osenton pursuant to section 5(b) hereof, to the extent Osenton remains employed by PGM, Osenton shall receive a gross annual salary, prior to required withholdings, equal to One Hundred Eighty Thousand and No/100 ($180,000.00), payable on the fifteenth (15th) day and the last day of each month.

          (b) BONUS. During each year of the Term of this Agreement, and subject to the provisions of Section 10 hereof, Osenton shall receive bonus compensation of $70,000 if the Net Income of PGM exceeds $1,000,000 for such calendar year ("Bonus"), which shall be paid to Osenton within 120 days of year end.

          (c) BENEFITS. Osenton shall be entitled, while employed by PGM, to such employee benefits (e.g., health insurance) which are in effect from time to time, and offered by PGM to its management in accordance with the policies promulgated by the Board.

          (d) EXPENSE REIMBURSEMENT. Osenton shall be entitled to receive, upon the submission of receipts and vouchers therefor, reimburse-ment for all reasonable business expenses, which may be incurred by Osenton, directly related to the performance of his duties under this Agreement. This provision shall be subject to, and shall at all times conform with, the then current policies of PGM and Prism regarding expense reimbursement, provided that Osenton shall be entitled to reimbursement for all bridge tolls incurred in his crossing the Richmond/San Rafael Bridge.

          (e) VACATION; HOLIDAYS; SICK DAYS. Osenton shall be entitled to vacations consistent with past practices, not to exceed six (6) weeks per year and to paid holidays, and sick leave in accordance with the policies for management level employees promulgated by the Board, then in effect.

          (f) ONGOING OBLIGATION. If PGM terminates this Agreement without "Cause" as defined in Section 6(a), PGM shall continue to pay Osenton the compensation and benefits set forth in Sections 5(a), (b) and (c) hereof for the balance of the period remaining in the then current Term or Renewal Term of this Agreement had the Agreement not been terminated.

     6.   TERMINATION; SET-OFF.

          (a) TERMINATION BY PGM. This Agreement may be terminated by the Board of PGM, at any time, for "Cause" and for no other reason. For the purposes of this Agreement, PGM will have "Cause" to terminate Osenton, if Osenton has engaged in any of the following (for the purposes of this Section, the term PGM shall include PGM and the Affiliates): fraud; embezzlement; theft; improper disclosure of material confidential or proprietary information of Prism or PGM; materially aiding a competitor of Prism or PGM; conviction of a felony resulting in Osenton's conviction, or conviction of Osenton of any criminal charge resulting in Prism or PGM being in material violation of any mortgage brokerage or banking laws or regulations or conviction of any other felony involving moral turpitude resulting in harm or embarrassment to Prism or PGM; gross negligence or incompetency in the performance of any employment duties; repeated and continuing refusal or inability to perform any reasonable employment duties; or repeated failure or material breach in performing or complying with any of Osenton's obligations under this Agreement. This Agreement is intended as a written statement of the economic relationship of the parties, and not a guaranty of continued employment after the Term or if Osenton is terminated for Cause.

          (b) TERMINATION BY OSENTON. After the first twelve (12) months of the Term of this Agreement, Osenton shall, subject to the terms of this
     Section 6(b), have the right, upon ninety (90) days' prior written notice, to terminate his employment under the terms of this Agreement; provided, however, that his right to receive compensation hereunder shall cease upon the effective date of such termination and that all of the other covenants and restrictions contained in the Purchase Agreement, including without limitation those set forth in Section 6 thereof, and all covenants set forth in Section 7 hereof shall remain in full force and effect.

     7. COVENANTS OF OSENTON. The following covenants are made by and between Osenton and PGM in consideration of the transaction contemplated by the Purchase Agreement, and it is expressly acknowledged and agreed by Osenton that such covenants are material inducements for PGM to enter into this Agreement, and for Prism to consummate the transaction contemplated by the Purchase Agreement. The following covenants are also made in consideration of the Term of this Agreement, and all subsequent Renewal Terms, as provided in Section 2 hereof, and the compensation to be paid Osenton as provided in Section 5 hereof. In addition, Osenton acknowledges that PGM and its Affiliates, including, without limitation, Prism, expend considerable time, money and resources in recruiting, training and developing the skills and abilities of their employees; developing business relationships with referral sources and customers so as to improve the good will of PGM; establishing branches of PGM, including, but not limited to, entering into a long term lease for office space; establishing and maintaining close business relationships between PGM's employees and PGM's customers; and obtaining, compiling and developing confidential customer lists, various internal computer reports and other proprietary business information not readily available to the public or through other sources. Osenton acknowledges and agrees that PGM is entitled to protect its investment in the foregoing and to keep the results of its efforts for its exclusive use. Accordingly, Osenton agrees to the covenants and conditions set forth in Sections 7(a) through 7(d) hereof, and acknowledges and agrees that they are necessary to preserve and protect the legitimate business interests of PGM, and shall be binding upon Osenton during and after Osenton's employment with PGM in accordance with their terms:

          (a) CONFIDENTIALITY. During the course of Osenton's employment, Osenton will have access to certain trade secrets and other proprietary and confidential business information regarding PGM, the Business and the business of PGM's Affiliates. Osenton acknowledges, covenants and agrees that such information is, and shall remain, the property of PGM and/or its

     Affiliates. Except on behalf of PGM as Osenton's legal duties may require, Osenton shall keep confidential and shall not divulge to any other person or entity, and shall not use for Osenton's own benefit, or the benefit of others, during Osenton's employment or after Osenton's employment is terminated by either party hereto for any reason, any information relating to PGM or the Business, or otherwise pertaining to Osenton's employment, or of the business secrets or other confidential information regarding PGM and its Affiliates which have not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude Osenton from disclosing necessary or appropriate information (i) to parties retained to perform services for PGM or its Affiliates; (ii) under any other circumstances to the extent such disclosure is appropriate or necessary to further the best interests of PGM or its Affiliates; or (iii) as may be required by law. For the purposes of this Agreement, confidential business information shall have its ordinary and customary meaning and shall include, without limitation: all business and marketing plans, customer and prospect lists concerning referral sources, lists of employees of PGM and its Affiliates, lists of the existence and locations of branches of the Business, computer programs, internal business reports, agreements, manuals, loan documents (including form documents such as PGM's loan pricing disclosure agreements and the like), training materials, marketing materials (including, without limitation, newsletters and correspondence), financial information, information concerning financial arrangements with outside lending institutions, terms of vendor agreements, internal pricing, and fee and cost information, which are confidential and/or treated as confidential business information by PGM.

          (b) RECORDS. All documents, records, programs, computer media, files and lists (including all originals and all copies) containing trade secrets or confidential business information, and all papers, books, documents, forms, handbooks, reports, computer disks and tapes, training manuals, lending manuals and records of every kind and description relating to the business and affairs of PGM and its Affiliates, whether or not prepared by Osenton, and all tangible items obtained by Osenton during the course of employment, and related to the Business, and the business of PGM's Affiliates, including, without limitation, phones, keys, computers, credit cards, lists, manuals, office equipment, furniture, and the like, shall be the sole and exclusive property of PGM, and Osenton shall surrender them to PGM upon termination of this Agreement, or at any time upon the request of PGM.

          (c)  ENFORCEMENT.  Osenton recognizes that the provisions of this
     Section 7 are vitally important to the continuing welfare of PGM and its Affiliates and that money damages constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Osenton, PGM and the Affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Osenton in violation of this Section 7, without the necessity of posting a bond.

          (d) SURVIVAL OF COVENANTS. The provisions of this Section 7 shall survive termination of Osenton's employment for any reason.

     8. EXCLUSIVITY. Osenton hereby represents, covenants and warrants that as of the date of this Agreement, Osenton is bound by no other Agreement or non-competition agreement, or other similar agreement with a party other than PGM, Prism and the Affiliates, except for the Agreement. Furthermore, while this Agreement is in effect, Osenton shall not enter into, or otherwise become bound by, any other agreement or non-competition agreement, or other similar agreement other than with PGM, Prism and its Affiliates.

     9. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  If to PGM, to:           Pacific Guarantee Mortgage Corporation
                                        Prism Center
                                        440 North Orleans Street
                                        Chicago, Illinois 60610
                                        Attn: Mark Filler, Esq.
                                        Facsimile No.: (312) 494-0082

          (b)  If to Osenton, to:       William D. Osenton
                                        103 Trinidad Drive
                                        Tiburon, California 94920
                                        Facsimile No.: (510) 970-7940

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

     10. TAX WITHHOLDING. PGM shall provide for the withholding of any taxes required to be withheld by federal, state and local law with respect to any payment in cash and/or other property made by or on behalf of PGM to or for the benefit of Osenton under this Agreement or otherwise.

     11. NO ASSIGNMENT. Except as otherwise expressly provided herein, this Agreement is not assignable by either party hereto and no payment to be made hereunder shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance or other charge provided that an assignment of this Agreement by PGM to an Affiliate or by operation of or in connection with the merger, sale of stock of substantially all the business or assets of PGM or Prism shall not be deemed an assignment covered by such prohibition. Except as expressly set forth herein, this Agreement is not intended to confer upon any other person or entity any rights or remedies hereunder and shall be binding upon and inure to the benefit solely of each party hereto.

     12. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     13. SEVERABILITY. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Osenton consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     14. PRIOR UNDERSTANDING. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the employment relationship provided that nothing in the Purchase Agreement shall be deemed to be effected or impaired by this provision. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     15.  ARBITRATION.

          (a) NEGOTIATION. NEITHER PARTY SHALL INSTITUTE ANY PROCEEDING IN ANY COURT OR ADMINISTRATIVE AGENCY OR ANY ARBITRATION TO RESOLVE A DISPUTE BETWEEN THE PARTIES BEFORE THAT PARTY HAS SOUGHT TO RESOLVE THE DISPUTE THROUGH DIRECT NEGOTIATION WITH THE OTHER PARTY. IF THE DISPUTE IS NOT RESOLVED WITHIN THREE WEEKS AFTER A DEMAND FOR DIRECT NEGOTIATION, THE PARTIES SHALL THEN ATTEMPT TO RESOLVE THE DISPUTE THROUGH ARBITRATION AS PROVIDED IN THIS SECTION.

          (b) SCOPE OF ARBITRATION. EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON OSENTON'S COVENANTS IN SECTION 7, FOR WHICH PGM MAY SEEK INJUNCTIVE OR SUCH OTHER RELIEF AS SUCH PARTY MAY DEEM APPROPRIATE, ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN PGM AND OSENTON ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE VALIDITY OF THIS AGREEMENT, WILL BE SUBMITTED FOR BINDING ARBITRATION TO THE SAN FRANCISCO, CALIFORNIA OFFICE OF THE JAMS/ENDISPUTE ON DEMAND OF OSENTON OR PGM. SUCH ARBITRATION PROCEEDING WILL BE CONDUCTED IN SAN FRANCISCO, CALIFORNIA AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, WILL BE HEARD BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT RULES OF THE JAMS/ENDISPUTE. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ) AND NOT BY ANY STATE ARBITRATION LAW.

          THE DECISION AND AWARD OF THE ARBITRATOR SHALL BE BINDING AND CONCLUSIVE UPON BOTH OSENTON AND PGM, AND ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATOR WILL HAVE THE RIGHT TO AWARD OR INCLUDE IN THE AWARD ANY LAWFULLY APPROPRIATE RELIEF AND TO ASSESS COSTS OR EXPENSES TO ONE OR BOTH PARTIES.

          OSENTON AND PGM AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. OSENTON AND PGM FURTHER AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH MUST SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTITUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THE SAME PROCEEDING AS THE CLAIM TO WHICH IT RELATES, ANY SUCH CLAIM WHICH IS NOT SUBMITTED OR FILED AS DESCRIBED ABOVE WILL BE FOREVER BARRED.

          EACH PARTY AGREES THAT ARBITRATION WILL BE CONDUCTED ON AN INDIVIDUAL, NOT A CLASS-WIDE, BASIS, AND THAT AN ARBITRATION PROCEEDING BETWEEN OSENTON AND PGM MAY NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING BETWEEN OSENTON OR PGM, AS APPLICABLE, AND ANY OTHER PERSON, CORPORATION, LIMITED LIABILITY COMPANY OR PARTNERSHIP, OR, EXCEPT UPON THE EXPRESS WRITTEN CONSENT OF THE PARTIES HERETO, WITH ANY ARBITRATION PROCEEDING COMMENCED BY PGM OR OSENTON UNDER ANY OTHER AGREEMENT.

          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION, OSENTON AND PGM SHALL EACH HAVE THE RIGHT IN A PROPER CASE TO OBTAIN TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT OSENTON OR PGM MUST CONTEMPORANEOUSLY SUBMIT THE DISPUTE FOR ARBITRATION ON THE MERITS AS PROVIDED HEREIN.

          THE PROVISIONS OF THIS SECTION WILL CONTINUE IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

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

          (c) GOVERNING LAW. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ). EXCEPT TO THE EXTENT GOVERNED BY OTHER FEDERAL LAW, THIS AGREEMENT AND ALL CLAIMS ARISING FROM THE EMPLOYMENT RELATIONSHIP BETWEEN PGM AND OSENTON WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA AND THE UNITED STATES OF AMERICA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

          (d) WAIVER OF JURY TRIAL. PURCHASER AND SELLERS IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER.

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

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


PACIFIC GUARANTEE MORTGAGE
CORPORATION, a California corporation



By: /s/ David Fisher                           /s/ William D. Osenton
    -----------------------------             ------------------------------
Title: Vice President                          William D. Osenton
       --------------------------


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